As filed with the Securities and Exchange Commission on November 27, 2018

Registration No. 333-222987

Registration No. 333-216042

Registration No. 333-209521

Registration No. 333-202055

Registration No. 333-195006

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8 REGISTRATION STATEMENT NO. 333-222987

FORM S-8 REGISTRATION STATEMENT NO. 333-216042

FORM S-8 REGISTRATION STATEMENT NO. 333-209521

FORM S-8 REGISTRATION STATEMENT NO. 333-202055

FORM S-8 REGISTRATION STATEMENT NO. 333-195006

UNDER THE SECURITIES ACT OF 1933

CORIUM INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	38-3230774
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

235 Constitution Drive

Menlo Park, California 94025

(Address of Principal Executive Offices) (Zip Code)

2002 Stock Option Plan

Stratagent 2003 Stock Option Plan

2012 Equity Incentive Plan

2014 Equity Incentive Plan

2014 Employee Stock Purchase Plan

(Full Title of the Plans)

Peter D. Staple

President, Chief Executive Officer

Corium International, Inc.

235 Constitution Drive

Menlo Park, California 94025

(Name and Address of Agent For Service)

(650) 298-8255

(Telephone Number, including area code, of agent for service)

Copies to:

Robert A. Freedman, Esq.

Lara E. Foster, Esq.

Fenwick & West LLP

Silicon Valley Center

801 California Street

Mountain View, California 94041

(650) 988-8500

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

DEREGISTRATION OF SECURITIES

Corium International, Inc. (the “Company”) is filing this Post-Effective Amendment to the following registration statements on Form S-8 (the “Registration Statements”) to withdraw and remove from registration the unissued and unsold shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”):

•                  Registration Statement on Form S-8, File No. 333-222987, filed with the Securities Exchange Commission (the “SEC”) on February 12, 2018, pertaining to the registration of an aggregate of 1,853,940 shares of Common Stock for issuance under the Company’s 2014 Equity Incentive Plan (the “2014 Plan”) and the 2014 Employee Stock Purchase Plan (the “ESPP”).

•                  Registration Statement on Form S-8, File No. 333-216042, filed with the SEC on February 14, 2017, pertaining to the registration of an aggregate of 1,169,863 shares of Common Stock for issuance under the 2014 Plan and ESPP.

•                  Registration Statement on Form S-8, File No. 333-209521, filed with the SEC on February 12, 2016, pertaining to the registration of an aggregate of 1,146,407 shares of Common Stock for issuance under the 2014 Plan and ESPP.

•                  Registration Statement on Form S-8, File No. 333-202055, filed with the SEC on February 12, 2015, pertaining to the registration of an aggregate of 904,828 shares of Common Stock for issuance under the 2014 Plan and ESPP.

•                  Registration Statement on Form S-8, File No. 333-195006, filed with the SEC on April 3, 2014, pertaining to the registration of an aggregate of 3,360,811 shares of Common Stock for issuance under the Company’s 2002 Stock Option Plan, the Stratagent 2003 Stock Option Plan, the Company’s 2012 Equity Incentive Plan, the 2014 Plan and ESPP.

On November 27, 2018, pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated October 11, 2018, by and among the Company, Gurnet Holding Company, a Delaware corporation (“Parent”), and Gurnet Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Parent (the “Merger”).

As a result of the Merger, any offering pursuant to the Registration Statements has been terminated. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold at the termination of the offering, the Company hereby removes from registration the securities of the Company registered but unsold under the Registration Statements.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on this 27th day of November 2018. No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statements in reliance on Rule 478 of the Securities Act of 1933, as amended.

Corium International, Inc.

By:	/s/ Peter D. Staple
Peter D. Staple
President and Chief Executive Officer

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